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                                  EXHIBIT 99

                       TEXAS REGIONAL BANCSHARES, INC.
                       3900 N. 10TH STREET, 11TH FLOOR
                             MCALLEN, TEXAS 78502



                                March 18, 2002

                         AGREEMENT TO FURNISH COPIES



Securities and Exchange Commission

Washington, D.C. 20549



Gentlemen:


            On February 22, 2002, Texas Regional Bancshares, Inc. ("Texas Regional") acquired Riverway Holdings, Inc. ("Riverway") through the merger of Riverway with and into Texas Regional's consolidated subsidiary, Texas Regional Delaware, Inc. As a result of the merger, Texas Regional Delaware, Inc. became the obligor on indebtedness related to trust preferred securities that had previously been indebtedness of Riverway. The indebtedness related to these trust preferred securities now represents long term debt of Texas Regional Delaware, Inc., but the amount of the indebtedness is substantially less than 10 percent of the total assets of Texas Regional Bancshares, Inc., and its subsidiaries on a consolidated basis.


            Pursuant to Regulation S-K, Item 601(4)(iii)(A), please accept this letter as confirmation of Texas Regional Bancshares, Inc.'s agreement to furnish a copy of any and all agreements related to the trust preferred securities and related indebtedness to the Securities and Exchange Commission upon request.



                                     Very truly yours,



                                     TEXAS REGIONAL BANCSHARES, INC.


                                     By: /s/ R. T. PIGOTT, JR>
                                         -------------------------------
                                         R.T. Pigott, Jr.
                                         Executive Vice President and
                                         Chief Financial Officer